Exhibit 99.1

For Further Information:

Renee Ketels, 616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts, Inc. Announces Private Placement

of $20 million of Cumulative Convertible Preferred Stock

Wildwood, Missouri – August 22, 2016 – Peak Resorts, Inc. (Nasdaq: SKIS) announced today that it has reached an agreement to sell $20 million of its Series A cumulative convertible preferred stock and warrants to purchase common stock to CAP 1 LLC, a family client of Summer Road LLC (collectively, “Summer Road”), subject to certain conditions precedent, including the approval of Peak’s shareholders.  In conjunction with this private offering, Summer Road will also have the right, subject to the satisfaction of reasonable qualifications, to nominate a person for election to Peak’s board of directors.  The Company expects to use the proceeds from this offering for working capital and general corporate purposes and for the execution of its strategy for future growth, including expansion through acquisition.

As previously reported by Peak Resorts, its current cash position is restrained due to delays in the release of funds raised pursuant to the United States Citizenship and Immigration Services (USCIS) EB-5 Program, and the negative effects that unseasonably warm weather had on revenues during the 2015/2016 ski season. The Company believes that this investment will provide it with increased flexibility to meet short- and long-term liquidity and maintain flexibility for future funding of ongoing operations, growth and strategic investments.

“We are pleased that our long-time shareholder, Summer Road, has decided to make this additional significant investment in our company,” said Tim Boyd, president and chief executive officer of Peak Resorts, Inc. “It is a strong validation of the quality of our assets and the opportunity in front of us. This investment will significantly strengthen our balance sheet, today and into the future.”

Key transaction details:

•	Preferred stock is convertible upon a change of control, or after nine months, into common shares equal to the number of shares to be converted times the liquidation value divided by $6.29.
•	Preferred stock has an initial nine-month, dividend-free period with a subsequent cumulative dividend of eight percent per annum on the liquidation value of $1,000 per share.
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Preferred stock redeemable by the Company after three years at 125 percent of the liquidation value, plus accrued and unpaid dividends if the common stock trades at more than 130 percent of the conversion price for a 30-day period.

•	$1,000 per share liquidation value.
•	Preferred stock is senior as to dividends, liquidation and redemption, and there are limitations on the Company’s ability to issue convertible debt and senior securities.
•	Three warrants to purchase common stock at an aggregate $20 million exercise price, exercisable for 12 years:
o	1,538,462 shares at $6.50 per share
o	625,000 shares at $8.00 per share
o	555,556 shares at $9.00 per share
•

Additional option, exercisable by the Company, to issue to Summer Road an additional $20 million in shares of Series A preferred stock, along with the same warrants and on the same terms and conditions, subject to the fulfillment of certain conditions.

•

Summer Road also has certain additional rights, including pre-emptive rights, rights of first offer, director nomination rights and approval rights over certain changes in the business and certain acquisitions and divestitures.

Rory Held, senior vice president at Summer Road LLC, commented, “Peak Resorts has created a leading collection of regional drive-to ski resorts in the United States, each of which has a history of consistent visitation and profitability. The company has an experienced and proven leadership team with the skills to execute accretive acquisitions in an industry that has growing participation and limited new supply sources. The proposed transaction shows our support for Peak Resorts’ current and future growth projects.”

“As we discussed previously, the Board thoughtfully considered multiple options to strengthen the Company’s balance sheet and overall fiscal status,” stated Steve Mueller, chief financial officer. “This transaction will ensure that we are properly positioned to manage ongoing operations and grow the Company’s market share, both organically as well as through strategic acquisitions.”

The proposed transaction is subject to fulfillment of certain closing conditions, including the reduction by the company’s senior lenders, EPT Ski Properties, Inc. and EPT Mount Snow, Inc., in the additional interest reserve requirement related to the breakage of the Fixed Charge Coverage Ratio Covenant. The proposed transaction also requires the approval of the Company’s shareholders. At the annual meeting of shareholders, currently scheduled to take place at the end of October, the shareholders will be asked to vote upon the authorization of additional common stock, the authorization of blank check preferred stock and certain conforming changes to the Company’s Amended and Restated Articles of Incorporation and the authorization of the transaction under the Nasdaq Listing Rules. Assuming satisfaction of all conditions, the proposed transaction is currently expected to close in late October or early November. No investment funds will be received by the company until the closing of the transaction.

About Peak Resorts
Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts), Twitter or Instagram for resort updates.

Forward-Looking Statements
This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.